Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Net Element, Inc.

Miami, Florida

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to Registration Statement on Form S-3 (File No. 333-222466) of Net Element, Inc., of our report dated March 31, 2017 (except for Note 2 to which the date is October 3, 2017), relating to the consolidated financial statements, at and for the years ended December 31, 2016 and 2015, which appear in the Company’s Annual Report on Form 10-K/A. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ Daszkal Bolton LLP

Fort Lauderdale, Florida

January 16, 2018